EXHIBIT 11.       EARNINGS PER SHARE CALCULATIONS

Basic net earnings per share is computed by dividing net earnings by the weighted average number of shares outstanding for the year. Diluted earnings per share is similar except that the weighted average number of shares outstanding is increased by shares issuable upon exercise of stock options and warrants for which the market price exceeds exercise price, less shares which could have been purchased by the Company with the related proceeds.

                                        THREE MONTHS ENDED           THREE MONTHS ENDED
                                         FEBRUARY 28, 2001           FEBRUARY 29, 2000
                                        BASIC       DILUTED         BASIC        DILUTED
                                     ------------------------    -------------------------
Net earnings                             18,178        18,178        (1,884)        (1,884)
                                     ------------------------    -------------------------

Average shares outstanding            1,903,460     1,903,460     1,903,622      1,903,622

  Effect of dilutive securities:
            Options and Warrants*             0        99,880             0              0
                                     ------------------------    -------------------------

Equivalent shares                     1,903,460     2,003,340     1,903,622      1,903,622
                                     ------------------------    -------------------------

Earnings per share                   $     0.01    $     0.01    $    (0.00)    $    (0.00)
                                     ========================    =========================

* All potential common shares are antidillutive for the three month period ended February 29, 2000.

                                         NINE MONTHS ENDED           NINE MONTHS ENDED
                                         FEBRUARY 28, 2001           FEBRUARY 29, 2000
                                        BASIC       DILUTED         BASIC        DILUTED
                                     ------------------------    -------------------------
Net earnings                             82,818        82,818        96,680         96,680
                                     ------------------------    -------------------------

Average shares outstanding            1,902,107     1,902,107     1,903,005      1,903,005

  Effect of dilutive securities:
            Options and Warrants              0       176,689             0         93,099
                                     ------------------------    -------------------------

Equivalent shares                     1,902,107     2,078,796     1,903,005      1,996,104
                                     ------------------------    -------------------------

Earnings per share                   $     0.04    $     0.04    $     0.05     $     0.05
                                     ========================    =========================